Exhibit 99.1

Our Company

We are an independent petroleum refiner and marketer of high value transportation fuels in the mid-continental United States. In addition, we own the general partner and approximately 70% of the common units of CVR Partners, LP, a publicly-traded limited partnership that is an independent producer and marketer of upgraded nitrogen fertilizers in the form of ammonia and urea ammonia nitrate, or UAN.

Our petroleum business includes a 115,000-barrel per day, or bpd, complex full coking medium-sour crude oil refinery in Coffeyville, Kansas and, following consummation of the Acquisition, a 70,000 bpd refinery in Wynnewood, Oklahoma. In addition, we own and operate supporting businesses that include:

•	a crude oil gathering system, serving Kansas, Oklahoma, western Missouri and southwestern Nebraska, that has gathered as much as approximately 37,500 bpd in September 2011;

•	a 145,000 bpd pipeline system that transports crude oil to our Coffeyville refinery with 1.2 million barrels of associated company-owned storage tanks and an additional 2.7 million barrels of leased storage capacity located at Cushing, Oklahoma (with an additional 1.0 million barrels of company-owned storage tanks in Cushing under construction, which are expected to be completed in the first quarter of 2012); and

•	a rack marketing division supplying product through tanker trucks directly to customers located in close geographic proximity to Coffeyville and to customers at throughput terminals on refined products distribution systems run by Magellan Midstream Partners L.P., or Magellan, and NuStar Energy, LP, or NuStar.

Our Coffeyville refinery is situated approximately 100 miles from Cushing, Oklahoma, one of the largest crude oil trading and storage hubs in the United States, which provides us with access to virtually any crude oil variety in the world capable of being transported by pipeline. We sell our products through rack sales (sales which are made at terminals into third-party tanker trucks) and bulk sales (sales through third-party pipelines) into the mid-continent region via Magellan and into Colorado and other destinations utilizing the product pipeline networks owned by Magellan, Enterprise Products Operating, L.P., or Enterprise, and NuStar.

CVR Partners’ nitrogen fertilizer business operates a dual-train coke gasifier plant that produces high-purity hydrogen, most of which is subsequently converted to ammonia and upgraded to urea ammonium nitrate, or UAN. The nitrogen fertilizer business is the only operation in North America that utilizes a pet coke gasification process to produce ammonia (based on data provided by Blue, Johnson & Associates, or Blue Johnson). The nitrogen fertilizer manufacturing facility includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day UAN unit, and a gasifier complex with built-in redundancy having a capacity of 84 million standard cubic feet per day. In addition, CVR Partners is building 10,000 tons of UAN storage tank capacity in Phillipsburg, Kansas which is expected to be completed in the third quarter of 2012. A majority of the ammonia which the nitrogen fertilizer business produces is upgraded to higher margin UAN fertilizer, an aqueous solution of urea and ammonium nitrate which has historically commanded a premium price over ammonia. In 2010, the nitrogen fertilizer business produced 392,745 tons of ammonia, of which approximately 60% was upgraded into 578,272 tons of UAN. During the past five years, over 70% of the pet coke utilized by the nitrogen fertilizer plant was produced and supplied by CVR Energy’s crude oil refinery pursuant to a renewable long-term agreement.

Gary-Williams Energy Corporation (“GWEC”) Acquisition

On November 2, 2011, we entered into a Stock Purchase and Sale Agreement (the “Purchase Agreement”) to acquire all of the issued and outstanding shares of GWEC for $525.0 million in cash, plus an adjustment for inventory and other working capital on the closing date (currently estimated to be $69.0 million as of the date hereof). GWEC owns a 70,000 bpd refinery in Wynnewood, Oklahoma that includes approximately 2.0 million barrels of company-owned storage tanks. Located in the PADD II Group 3 distribution area, the Wynnewood refinery is a dual crude unit facility that processes a variety of crudes and produces high-value fuel products (including gasoline, ultra-low sulfur diesel, jet fuel and solvent) as well as liquefied petroleum gas and a variety of asphalts.

We believe the acquisition of GWEC will provide us with the following benefits:

•	We are acquiring high quality, recently upgraded assets. We believe the Wynnewood refinery is in excellent operating condition after significant recent capital improvements. Since January 1, 2007, GWEC has invested over $250.0 million for maintenance projects and improvements to the safety, complexity and operational performance of the Wynnewood refinery. The Wynnewood refinery is fully compliant with current ultra-low sulfur diesel and gasoline regulations.

•	The acquisition will increase our scale and operational diversity. After the acquisition, we will have 185,000 bpd of crude throughput capacity across two facilities located in two different states.

•	We expect to generate significant operating synergies. We have identified over $30.0 million in annual processing synergies that we expect to generate from operating the two refineries together.

•	The acquired business should contribute significant operating cash flow. The GWEC acquisition is also expected to contribute significant operating cash flow to our combined business. We believe expanding our processing capacity and diversifying our asset base will improve our credit profile.

Pro forma for the Acquisition debt financing and the GWEC Acquisition, we would have had net sales, operating income, net income and Adjusted EBITDA of $7,755.5 million, $826.3 million, $382.2 million and $892.1 million for the twelve months ended September 30, 2011 and ratios of pro forma net debt to Adjusted EBITDA and Adjusted EBITDA to pro forma interest expense of 0.95x and 11.41x, respectively, during such period. See “Summary Pro Forma Condensed Consolidated Financial Information.”

Key Market Trends

We have identified several key factors that we believe influence the long-term outlook for the refining and nitrogen fertilizer industries generally and in the areas where we operate and sell our products.

For the refining industry, these factors include the following:

•	Reduced refining capacity. High capital costs, historical excess refining capacity and incremental regulatory requirements have limited the construction of new refineries in the United States over the past 30 years. Although certain regions in the U.S. continue to have excess capacity, consolidation and closure of existing domestic and international refineries accelerated beginning in 2009 and is expected to continue, which we believe should reduce refining capacity as compared to current levels.

•	Higher Brent crude prices. Currently, the spread between Brent crude oil and West Texas Intermediate, or WTI crude oil, is in excess of historical norms. This higher spread is caused by increasing Asian crude demand, global political uncertainty and lower supplies of Brent crude oil, which have driven up its price, as well as by increased Canadian and US Bakken crude flowing to Cushing without pipeline access to the U.S. Gulf Coast, which has put downward pressure on WTI pricing. As refined products are priced off of a Brent crude oil base, refined product margins for refineries that use WTI crude and can capture the Brent-WTI differential, such as CVR Energy, have increased. This trend may be mitigated in the future as a result of Enbridge’s purchase of 50% of the Seaway pipeline and intent to reverse the pipeline to make it flow from Cushing to the U.S. Gulf Coast, as well as from other potential projects planned for the coming years.

•	Net importing of refined products in PADD II Group 3. Even in a cyclically low demand environment, refining capacity in the mid-continent region where both our existing refinery in Coffeyville, Kansas and GWEC’s refinery in Wynnewood, Oklahoma operate is insufficient to meet required product demand in this region. As a result, the region has historically required U.S. Gulf Coast imports to meet demand. We believe that this should result in PADD II Group 3 refiners earning higher margins on mid-continent product sales than their U.S. Gulf Coast competitors by virtue of their lower transportation costs.

•	Increasing demand for sweet crude. Increasing demand for sweet crude oils and higher incremental production of lower-cost sour crude are expected to provide a cost advantage to sour crude processing refiners.

•	U.S. fuel specifications. U.S. fuel specifications, including reduced sulfur content and reduced vapor pressure, which accommodates ethanol blending and reduces fuel volatility, should benefit refiners who are able to efficiently produce fuels that meet these specifications.

For the nitrogen fertilizer industry, these factors include the following:

•	Increased global fertilizer and grain demand. Global demand for fertilizers is driven primarily by population growth, dietary changes in the developing world and increased consumption of bio-fuels. According to the International Fertilizer Industry Association, or IFA, from 1972 to 2010, global fertilizer demand grew 2.1% annually. Fertilizer use is projected to increase by 45% between 2005 and 2030 to meet global food demand, according to a study funded by the Food and Agriculture Organization of the United Nations. Additionally, over the five-year period ending December 31, 2010, world grain demand increased 11%, leading to a tight grain supply environment and significant increases in grain prices, which is highly supportive of fertilizer prices.

•	U.S. demand for fertilizer. The United States is the world’s largest exporter of coarse grains, accounting for 46% of world exports and 31% of total world production, according to the USDA. The United States is also the world’s third largest consumer of nitrogen fertilizer and historically the world’s largest importer of nitrogen fertilizer, importing approximately 48% of its nitrogen fertilizer needs. North American producers have a significant and sustainable cost advantage over European producers that export to the United States.

•	Increased demand for UAN. The convenience of UAN fertilizer has led to an 8.5% increase in its consumption from 2000 through 2010 (estimated) on a nitrogen content basis, whereas ammonia fertilizer consumption decreased by 2.4% for the same period, according to data supplied by Blue Johnson. Unlike ammonia and urea, UAN can be applied throughout the growing season and can be applied in tandem with pesticides and fungicides, providing farmers with flexibility and cost savings. UAN is not widely traded globally because it is costly to transport (it is approximately 68% water). As a result of these factors, UAN commands a premium price to urea and ammonia, on a nitrogen equivalent basis.

Both of our businesses are cyclical and volatile and have experienced downturns in the past. See “Risk Factors” filed as Exhibit 99.6 to this Current Report on Form 8-K.

Our Strengths

Regional Advantage and Supply/Demand Imbalance.  The Coffeyville and Wynnewood refineries are both located in the PADD II Group 3 distribution area. Because refined product demand in this area exceeds production, the region has historically required U.S. Gulf Coast imports to meet demand. We estimate that this favorable supply/demand imbalance has allowed refineries in PADD II Group 3 to generate higher refining margins, measured by the 2-1-1 crack spread, as compared to U.S. Gulf Coast refineries on average during the last four years. The 2-1-1 crack spread is a general industry standard that approximates the per barrel refining margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of heating oil.

Access to Advantaged WTI Priced Crudes.  Refineries in the PADD II Group 3 region, where both the Coffeyville and Wynnewood refineries are located, are advantaged over U.S. coastal refiners due to their access to WTI benchmarked crudes. These crudes are currently trading at a historically wide differential to coastal or imported crudes such as Brent and LLS. This spread has increased due to rising Asian crude demand, global political uncertainty, and increased Canadian and U.S. Bakken crude flowing to Cushing without similar pipeline access to the U.S. Gulf Coast. As refined products are priced off of a Brent crude oil base, refined product margins for refineries that use WTI crude and can capture the Brent-WTI differential, such as CVR Energy, have increased.

Access to and Ability to Process Multiple Crude Oils.  In recent years, CVR Energy has significantly expanded the variety of crude grades processed in any given month to optimize the profitability of and enhance security of supply to the Coffeyville refinery. The Wynnewood refinery has a complexity of 9.3 and is also capable of processing a variety of crudes, including West Texas Sour, West Texas Intermediate, sweet and sour Canadian and United States Gulf Coast crudes. CVR Energy maintains capacity on the Spearhead pipeline, which connects Chicago to the Cushing hub. We maintain leased storage in Cushing to facilitate optimal crude purchasing and blending and own and operate a crude gathering system serving Kansas, Oklahoma, western Missouri and southwestern Nebraska, which allows us to acquire quality crudes at a discount to West Texas Intermediate crude oil, or WTI, which is used as a benchmark for other crude oils. The Coffeyville and Wynnewood refineries also have the ability to receive crude oil directly by rail.

High Quality, Upgraded Refineries with Solid Track Record.  For the year ended December 31, 2010, approximately 89% of the Coffeyville and Wynnewood refineries’ liquid production consisted of higher value transportation fuels (gasoline and distillate). Substantial investments have been made in both refineries to increase their complexity, which is a measure of a refinery’s ability to process lower quality crude in an economic manner. From 2005 through September 2011, CVR Energy has invested over $685.0 million to modernize the Coffeyville oil refinery and to meet more stringent U.S. environmental, health and safety requirements. As a result, the Coffeyville refinery’s complexity increased from approximately 10.0 in 2005 to its current complexity of 12.9, we significantly improved our assets’ reliability and redundancy and we enhanced the profitability of the Coffeyville refinery during periods of high crack spreads while enabling the refinery to operate more profitably at lower crack spreads than was previously possible. In addition, we achieved significant increases in our refinery’s total throughput, from an average of approximately 98,300 bpd in June 2005 to an average in excess of 120,000 bpd for the year ended December 31, 2010. Similarly, in 2007 and 2008, the Wynnewood refinery completed approximately $100.0 million in capital projects and an approximately $60.0 million four-year turnaround, which increased crude throughput capacity 27% to 70,000 bpd and sour crude processing capacity by approximately 80%.

Nitrogen Fertilizer Cost Advantage Through Use of Pet Coke Gasification Process.  CVR Partners operates the only nitrogen fertilizer production facility in North America that uses pet coke gasification to produce nitrogen fertilizer, which has historically given it a cost advantage over competitors that use natural gas-based production methods. Its costs are approximately 86% fixed and relatively stable, which allows it to benefit directly from increases in nitrogen fertilizer prices, and its variable costs consist primarily of pet coke. Pet coke costs have historically remained relatively stable, averaging $26 per ton since a pet coke supply and pricing agreement was put in place between CVR Partners and CVR Energy in October 2007, with an annual high of $31 per ton in 2008 and an annual low of $17 per ton in 2010. Third-party pet coke is readily available, and CVR Partners has paid an average cost of $43 per ton for third-party pet coke during the five years ended September 30, 2011. Substantially all of the nitrogen fertilizer business’ competitors use natural gas as their primary raw material feedstock (with natural gas constituting approximately 85-90% of their production costs based on historical data) and are therefore heavily impacted by changes in natural gas prices.

Fertilizer Business Transportation Cost Advantage.  The nitrogen fertilizer business and other competitors located in the U.S. farm belt share a transportation cost advantage when compared to out-of-region competitors in serving the U.S. farm belt agricultural market. As a result, the nitrogen fertilizer business is able to cost-effectively sell substantially all of its products in the higher margin agricultural market, whereas, according to publicly available information prepared by competitors, a significant portion of the nitrogen fertilizer business competitors’ revenues are derived from the lower margin industrial market. Because the U.S. farm belt consumes more nitrogen fertilizer than is produced in the region, it must import nitrogen fertilizer from the U.S. Gulf Coast and international producers. Accordingly, U.S. farm belt producers may offer nitrogen fertilizers at prices that factor in those out-of-region transportation costs without incurring such costs. In addition, the nitrogen fertilizer business’ products leave the plant either in trucks for direct shipment to customers (in which case no transportation costs are incurred) or in railcars for destinations located principally on the Union Pacific Railroad. Accordingly, the nitrogen fertilizer business does not incur any intermediate transfer, storage, barge freight or pipeline freight charges.

Highly Reliable Pet Coke Gasification Fertilizer Plant with Low Capital Requirements.  The nitrogen fertilizer plant was completed in 2000 and is the newest fertilizer plant built in North America. Prior to the plant’s construction in 2000, the last ammonia plant built in the United States was constructed in 1977. The nitrogen fertilizer facility was built with the dual objectives of being low cost and reliable. It has low maintenance costs, with maintenance capital expenditures ranging between approximately $3 million and $9 million per year from 2007 through 2010, and has been configured to have a dual-train gasifier complex to provide redundancy and improve reliability.

Experienced Management Team.  Our senior management team averages over 29 years of refining and fertilizer industry experience and, in coordination with our broader management team, has successfully improved the overall reliability and production capabilities of our businesses. John J. Lipinski, CVR Energy’s Chief Executive Officer and CVR Partners’ Executive Chairman, has over 38 years of experience in the refining and chemicals industries, and prior to joining us in June 2005 was in charge of a 550,000 bpd refining system and a multi-plant fertilizer system. Byron R. Kelley, CVR Partners’ Chief Executive Officer, has over 41 years of experience in energy-related companies, including executive, management and engineering positions in natural gas and pipeline companies. Stanley A. Riemann, our Chief Operating Officer, has over 37 years of experience, and prior to joining us in March 2004, was in charge of one of the largest fertilizer manufacturing systems in the United States. Edward A. Morgan, our Chief Financial Officer, has over 19 years of finance experience, including 9 years in the energy industry, and prior to joining us in May 2009, was the chief financial officer of a New York Stock Exchange-listed downstream energy company. CVR Partners is managed by CVR Energy’s management pursuant to a services agreement and, other than Mr. Kelley, CVR Energy’s management team divides its time between both businesses.

Our Strategy

The primary business objective for our refining business is to strengthen our position as an independent refiner and marketer of refined fuels in our markets by maximizing the throughput and efficiency of our petroleum refining assets. In addition, the primary business objective of the nitrogen fertilizer business is to maximize the production and efficiency of its nitrogen fertilizer facilities as well as to add complementary assets. We intend to accomplish these objectives through the following strategies:

Maintain and increase cash flow with minimal need for significant capital expenditure projects.  Our Coffeyville refinery and the Wynnewood refinery are located in a region of the United States in which refined product demand exceeds production. In recent years, significant investments have been made to modernize both refineries and to increase the volume and quality of their output. In addition, there is high demand for the products produced by the nitrogen fertilizer business, which operates the newest fertilizer plant in North America. We believe our significant capital expenditures to date combined with demand for our products will allow us to maintain a recurring stream of revenue with minimal need for significant large capital projects. We continually evaluate likely levels of future demand and will endeavor to make future capital expenditures in order to increase future recurring revenues and cash flow.

Capitalize on low operating cost advantage.  Increasing demand for sweet crude oils and higher incremental production of lower-cost sour crude are expected to provide a cost advantage to sour crude processing refiners and the location of our Coffeyville refinery and the Wynnewood refinery provides us or is expected to provide us with a reliable supply of crude oil and a transportation cost advantage over other refiners. In addition, we believe the nitrogen fertilizer business is one of the lowest cost producers and marketers of ammonia and UAN fertilizers in North America. We continually review on an ongoing basis efficiency-based and other projects that could reduce overall operating costs.

Continue productivity improvements and capacity optimization.  We continually strive to improve our operating efficiency. We completed the greenfield construction of a new continuous catalytic reformer in 2008 to increase the profitability of our petroleum business through increased refined product yields and the elimination of scheduled downtime associated with the catalytic reformer that was replaced. In addition, this project reduced the dependence of our Coffeyville refinery on hydrogen supplied by the fertilizer facility, thereby allowing the nitrogen fertilizer business to generate higher margins by increasing its capacity to produce ammonia and UAN rather than hydrogen.

We have increased utilization of our crude oil gathering system. Our gathered barrels have increased from approximately 7,000 bpd in 2005 to approximately 37,500 bpd in September 2011. This increased capacity has provided higher margins and a base supply of feedstock for the Coffeyville refinery that is an attractive and competitive supply of crude oil. We plan to continue to increase the capacity of our crude oil gathering system so that we may eventually utilize this asset to provide crude oil to other buyers of crude oil, including the Wynnewood refinery.

Increase UAN production at the nitrogen fertilizer business.  In 2011, the nitrogen fertilizer business began a significant expansion project to increase its UAN production capacity by approximately 400,000 tons, or 50%, per year. Approximately $35.7 million had been spent on this project through September 30, 2011, and we estimate an additional $95.0 million will be spent through completion, which is currently forecasted to occur by the end of 2012. This project is expected to provide the flexibility to upgrade all of CVR Partners’ ammonia production when market conditions favor UAN. It is expected that this additional UAN production capacity will improve fertilizer business margins, as UAN has historically been a higher margin product than ammonia.

Focus on safe, reliable and environmentally responsible operations.  Our petroleum business, the nitrogen fertilizer business and GWEC have all made substantial investments in our respective facilities to improve their safety and reduce their environmental impact. In addition, we continually strive to maximize the production of our oil refining and nitrogen fertilizer facilities in order to meet demand, and we seek to minimize downtime at our facilities through a diligent planning process that takes into account the margin environment, the availability of resources to perform the needed maintenance, feedstock logistics and other factors.

Provide high level of customer service.  We focus on providing our customers with the highest level of service. Both refineries have significantly expanded the variety of crude grades they can process, allowing us to offer customers consistent and reliable service across a wide range of products. The fertilizer plant has demonstrated consistent levels of production while operating at close to full capacity. Substantially all of the fertilizer plant’s product shipments are targeted to freight advantaged destinations located in the U.S. farm belt, allowing the fertilizer business to quickly and reliably service customer demand. We believe a continued focus on customer service will allow us to maintain relationships with existing customers and grow our business.

Selectively consider strategic acquisitions.  We intend to continue to selectively consider strategic acquisitions within the energy industry. We will seek acquisition opportunities in our existing areas of operation that have the potential for operational efficiencies. We may also examine opportunities in the energy industry outside of our existing areas of operation and in new geographic regions. In addition, working on behalf of the Partnership, management may pursue strategic acquisitions within the fertilizer industry, including opportunities in different geographic regions, and where appropriate will seek to acquire complementary assets divested by larger, diversified enterprises. While we are continuously engaged in discussions with respect to potential transactions, at the present time, other than the GWEC acquisition, we have no agreements or understandings with respect to any acquisitions.

Summary Pro Forma Condensed Consolidated Financial Information

The summary pro forma condensed consolidated financial information presented below for the year ended December 31, 2010 and the nine and twelve months ended September 30, 2011 and as of September 30, 2011 have been derived from the pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the nine and twelve months ended September 30, 2011 and the pro forma condensed consolidated balance sheet as of September 30, 2011 appearing elsewhere in Exhibit 99.5 to this Current Report on Form 8-K. The pro forma statements of operations give effect to the Acquisition-related debt financing and the Acquisition (including the acquisition of GWEC’s working capital) as if they had occurred at the beginning of the periods presented, and the pro forma balance sheet as of September 30, 2011 gives effect to the Acquisition-related debt financing and the Acquisition (including the acquisition of GWEC’s working capital) as if they had occurred on September 30, 2011. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary pro forma condensed consolidated financial information is for informational purposes only and does not purport to represent what our results of operation or financial position actually would have been if the Acquisition had occurred at any date, and such data does not purport to project our financial position as of any future date or our results of operations for any future period. See Exhibit 99.5 for a complete description of the adjustments and assumptions underlying this summary pro forma consolidated financial information. The summary pro forma consolidated financial information should be read in conjunction with the financial statements and related notes of both CVR Energy and GWEC and Management’s Discussion and Analysis of Financial Condition and Results of Operations for CVR Energy.

			Twelve
			Months
	Year Ended	Nine Months Ended	Ended
	December 31,	September 30,	September 30,
	2010	2011	2011
	(in millions)
	(Unaudited)

Statements of Operations Data:
Net sales	$6,220.8	$6,008.2	$7,755.5
Cost of product sold	5,536.7	4,785.6	6,313.1
Direct operating expenses	329.9	284.3	372.0
Insurance recovery-business interruption	—	(3.4)	(3.4)
Selling, general and administrative expenses	106.9	82.1	129.1
Depreciation and amortization	117.0	88.8	118.4
Operating income	130.3	770.8	826.3
Other income (expense), net	1.3	0.6	0.5
Interest expense, net	(72.7)	(58.9)	(78.2)
Loss on extinguishment of debt	(16.6)	(2.1)	(3.7)
Gain (loss) on derivatives, net	(1.5)	(85.9)	(95.2)
Income (loss) before income taxes and noncontrolling interest	40.8	624.5	649.7
Income tax (expense) benefit	(18.8)	(232.7)	(247.2)
Net income attributable to noncontrolling interest	—	20.3	20.3
Net income (loss)	22.0	371.5	382.2

			Twelve
			Months
	Year Ended	Nine Months Ended	Ended
	December 31,	September 30,	September 30,
	2010	2011	2011
	(in millions)
	(Unaudited)

Other Financial Data:
Adjusted EBITDA (1)	$241.7	$837.3	$892.7
Pro forma debt (2)			851.0
Pro forma interest expense (3)			78.2
Ratio of pro forma debt to Adjusted EBITDA			0.95x
Ratio of Adjusted EBITDA to pro forma interest expense			11.41x

As of September 30,
2011
(in millions)
(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$438.6
Working capital	729.2
Total assets	2,984.6
Total debt, including current portion	851.0
Noncontrolling interest	148.0
Total CVR Energy stockholders’ equity	1,076.7

(1)	For all periods presented, pro forma Adjusted EBITDA is equal to the sum of (1) CVR Energy’s historical Adjusted EBITDA plus (2) GWEC’s historical Adjusted EBITDA plus (3) costs associated with GWEC’s airplane that will not be an ongoing expense as a result of the distribution of the airplane to GWEC’s stockholders prior to the closing of the Acquisition. See “—Summary Consolidated Financial Information—CVR Energy, Inc.,” “—Summary Consolidated Financial Information—GWEC,” and the Unaudited Pro Forma Condensed Consolidated Financial Statements filed as Exhibit 99.5 to this Current Report on Form 8-K.

(2)	Pro forma debt reflects CVR Energy’s total debt as of September 30, 2011, as adjusted to give pro forma effect to the debt financing and the Acquisition (including the acquisition of GWEC’s working capital).

(3)	Pro forma interest expense reflects CVR Energy’s total cash interest expense as of September 30, 2011, net of interest income, as adjusted to give pro forma effect to the debt financing and the Acquisition (including the acquisition of GWEC’s working capital).

Summary Consolidated Financial Information—CVR Energy, Inc.

This financial information should be read in conjunction with, and is qualified in its entirety by reference to, CVR Energy's financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

						Twelve
						Months
				Nine Months Ended		Ended
	Year Ended December 31,			September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)
	(in millions, except for production data)

Statements of Operations Data:
Net sales	$5,016.1	$3,136.3	$4,079.8	$2,931.6	$3,966.9	$5,115.1
Cost of product sold (1)	4,461.8	2,547.7	3,568.1	2,584.4	3,086.2	4,069.9
Direct operating expenses (1)	237.5	226.0	240.8	176.5	209.3	273.6
Insurance recovery-business interruption	—	—	—	—	(3.4)	(3.4)
Selling, general and administrative expenses (1)	35.2	68.9	92.0	48.6	69.0	112.4
Net costs associated with flood (2)	7.9	0.6	(1.0)	(1.0)	—	—
Depreciation and amortization	82.2	84.9	86.8	64.8	66.1	88.1
Goodwill impairment (3)	42.8	—	—	—	—	—

Operating income	$148.7	$208.2	$93.1	$58.3	$539.7	$574.5
Other income (expense), net (4)	(5.9)	(0.1)	(13.2)	(12.7)	(0.7)	(1.2)
Interest expense	(40.3)	(44.2)	(50.3)	(36.6)	(41.2)	(54.9)
Gain (loss) on derivatives, net	125.3	(65.3)	(1.5)	7.8	(25.1)	(34.4)

Income (loss) before income taxes and noncontrolling interest	$227.8	$98.6	$28.1	16.8	472.7	484.0
Income tax (expense) benefit	(63.9)	(29.2)	(13.8)	(4.8)	(172.5)	(181.5)
Noncontrolling interest	—	—	—	—	(20.3)	(20.3)

Net income (loss) (5)	$163.9	$69.4	14.3	12.0	279.9	282.2

						Twelve
						Months
				Nine Months Ended		Ended
	Year Ended December 31,			September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)
	(in millions, except for production data)

Other Financial Data:
Net cash flow provided by (used in):
Operating activities	83.2	85.3	225.4	151.1	345.9	420.2
Investing activities	(86.5)	(48.3)	(31.3)	(23.0)	(43.8)	(52.1)
Financing activities	(18.3)	(9.0)	(31.0)	(2.6)	396.3	367.9
Capital expenditures for property, plant and equipment	86.5	48.8	32.4	23.0	46.6	56.0
Adjusted EBITDA (6)	220.1	212.4	193.8	142.7	603.5	657.0

Production Data:
NYMEX 2-1-1 crack spread (dollars per barrel)	$12.50	$8.54	$10.07	$9.76	$27.27	$23.16
Coffeyville refinery total throughput (barrels per day)	117,719	120,239	123,715	121,316	112,741	117,264
Refining margin (per crude oil throughput barrel) (7)	8.39	10.65	8.84	7.63	23.77	20.71
Ammonia production (gross produced) (thousand tons)	359.1	435.2	392.7	322.9	310.4	380.3
Ammonia production (net available for sale) (thousand tons)	112.5	156.6	155.6	117.9	89.3	127.0
UAN Production (thousand tons)	599.2	677.7	578.3	500.5	535.8	613.6
Product Pricing (plant gate) (dollars per ton)
Ammonia	$557.0	$314.0	$361.0	$305.0	$569.0	$540.0
UAN	$303.0	$198.0	$179.0	$180.0	$266.0	$255.0

Balance Sheet Data:
Cash and cash equivalents	$8.9	$36.9	$200.0	$162.4	$898.5	$898.5
Working capital	128.5	235.4	333.6	309.8	1,059.4	1,059.4
Total assets	1,610.5	1,614.5	1,740.2	1,684.1	2,508.3	2,508.3
Total debt, including current portion	495.9	491.3	477.0	506.1	591.8	591.8
Noncontrolling interest (8)	10.6	10.6	10.6	10.6	148.0	148.0
Total CVR Energy stockholders’ equity	579.5	653.8	689.6	671.0	1,083.6	1,083.6

(1)	Amounts are shown exclusive of depreciation and amortization.

(2)	Represents the write-off of approximate net costs associated with the June/July 2007 flood and crude oil discharge that are not probable of recovery for all periods presented other than the year ended December 31, 2010, and a recovery of $1.0 million for the year ended December 31, 2010.

(3)	Upon applying the goodwill impairment testing criteria under existing accounting rules during the fourth quarter of 2008, we determined that the goodwill in the petroleum segment was impaired, which resulted in a goodwill impairment loss of $42.8 million. This represented a write-off of the entire balance of the petroleum segment’s goodwill.

(4)	During the years ended December 31, 2008, 2009 and 2010 we recognized losses of $10.0 million, $2.1 million and $16.6 million respectively, on early extinguishment of debt.

(5)	The following are certain charges and costs incurred in each of the relevant periods that are meaningful to understanding our net income and in evaluating our performance due to their unusual or infrequent nature:

						Twelve
						Months
	Year Ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)
	(in millions)

Loss on extinguishment of debt (a)	$10.0	$2.1	$16.6	$15.1	$2.1	$3.6
Letter of credit expense and interest rate swap not included in interest expense (b)	7.4	13.4	4.7	4.3	1.3	1.7
Major scheduled turnaround expense (c)	3.3	—	4.8	0.6	12.2	16.5
Unrealized (gain) loss from Cash Flow Swap	(253.2)	40.9	—	—	—	—
Share-based compensation (d)	(42.5)	8.8	37.2	8.4	23.6	52.4
Goodwill impairment (e)	42.8	—	—	—	—	—

(a)	Represents the write-off of: (1) $10.0 million of deferred financing costs in connection with the second amendment to our then-existing first priority credit facility on December 22, 2008; (2) $2.1 million of deferred financing costs in connection with the reduction, effective June 1, 2009, and eventual termination of the funded letter of credit facility on October 15, 2009; and (3) $16.6 million for the year ended December 31, 2010, made up of (a) $9.6 million in premium paid and a $5.4 million write-off of previously deferred costs associated with the unscheduled payment of our tranche D term loan, and (b) $1.6 million associated with a 3% premium paid on a principal prepayment on our senior secured notes along with a partial write-off of previously deferred financing costs, underwriting discount and original issue discount.

(b)	Consists of fees which are expensed to selling, general and administrative expenses in connection with the funded letter of credit facility issued in support of certain swap agreements we entered into with J. Aron & Company in June 2005 (the “Cash Flow Swap”) and other letters of credit outstanding. We reduced the funded letter of credit facility from $150.0 million to $60.0 million, effective June 1, 2009. As a result of the termination of the Cash Flow Swap effective October 8, 2009, we were able to terminate the remaining $60.0 million funded letter of credit facility effective October 15, 2009. Although not included as interest expense in our Consolidated Statements of Operations, these fees are treated as such in the calculation of Adjusted EBITDA in our ABL Credit Facility and in the indentures governing the notes and the existing second lien notes.

(c)	Represents expense associated with major scheduled turnarounds.

(d)	Represents the impact of share-based compensation awards.

(e)	Upon applying the goodwill impairment testing criteria under existing accounting rules during the fourth quarter of 2008, we determined that the goodwill in the petroleum segment was impaired, which resulted in a goodwill impairment loss of $42.8 million. This represented a write-off of the entire balance of the petroleum segment’s goodwill.

(6)	We define Adjusted EBITDA as CVR Energy net income (loss) adjusted to eliminate (a) income tax expense (benefit), (b) unfavorable (favorable) FIFO impact, (c) interest expense, net, (d) depreciation and amortization, (e) unrealized (gain) loss related to hedging obligations, (f) charges relating to the 2007 flood, (g) share-based compensation, (h) goodwill impairment and (i) other items of expense.

We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. We believe this for the following reasons:

•	Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense, and depreciation and amortization, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•	securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of a company; and

•	Adjusted EBITDA measures our operational performance without regard to certain non-recurring, non-cash and/or transaction-related expenses.

However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similar measures reported by other companies because other companies may not calculate Adjusted EBITDA in the same manner as we do. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been and will continue to be a necessary element of our costs. Because we use capital assets, depreciation expense is a necessary element of our costs and our ability to generate revenue. In addition, the omission of the amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA as presented herein is the Adjusted EBITDA of CVR Energy. CVR Energy is not a guarantor of the new notes. Because of these limitations management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. Adjusted EBITDA as set forth herein is not equal to Consolidated Cash Flow as calculated under the indentures governing the notes and the existing second lien notes.

The following table reconciles the consolidated net income (loss) of CVR Energy to Adjusted EBITDA for the periods presented below:

						Twelve
						Months
	Year Ended					Ended
	December 31,			Nine Months Ended September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)
	(in millions)

CVR Energy net income (loss)	$163.9	$69.4	$14.3	$12.0	$279.9	$282.2
Plus:
Income tax expense (benefit)	63.9	29.2	13.8	4.8	172.5	181.5
Unfavorable (favorable) FIFO impact (a)	102.5	(67.9)	(31.7)	2.6	1.5	(30.4)

Interest expense, net	37.6	42.5	48.1	34.9	40.6	53.8
Unrealized (gain) loss relating to derivative transactions	(253.8)	42.8	2.2	(0.8)	6.8	9.8
Depreciation and amortization	82.2	84.9	86.8	64.8	66.1	88.1
Net costs associated with flood (b)	7.9	0.6	(1.0)	(1.0)	—	—
Share-based compensation (c)	(42.5)	8.8	37.2	8.4	23.6	52.4
Goodwill impairment (d)	42.8	—	—	—	—	—
Major scheduled turnaround expense (e)	3.3	—	4.8	0.6	12.2	16.5
EBITDA adjustments included in non-controlling interest (f)	—	—	—	—	(3.4)	(3.4)
Other expenses (g)	12.3	2.1	19.3	16.4	3.6	6.5

Adjusted EBITDA	$220.1	$212.4	$193.8	$142.7	$603.4	$657.0

(a)	The Company uses the first in, first out (FIFO) methodology as a basis to determine inventory value in accordance with GAAP. Changes in crude oil prices can cause fluctuations in inventory value of our crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude prices increase and unfavorable FIFO impacts when crude prices decrease. The FIFO impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.

(b)	Represents the write-off of approximate net costs associated with the June/July 2007 flood and crude oil discharge that are not probable of recovery for all periods presented other than the year ended December 31, 2010, and a recovery of $1.0 million for the year ended December 31, 2010.

(c)	Represents the impact of all share-based compensation awards.

(d)	Upon applying the goodwill impairment testing criteria under existing accounting rules during the fourth quarter of 2008, we determined that the goodwill in the petroleum segment was impaired, which resulted in a goodwill impairment loss of $42.8 million. This represented a write-off of the entire balance of the petroleum segment’s goodwill.

(e)	Represents expense associated with major scheduled turnarounds.

(f)	Represents adjustments made to EBITDA attributable to non-controlling interests.

(g)	Other expenses consists of the following (in millions):

						Twelve
						Months
	Year Ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)
			(in millions)

Loss on extinguishment of debt	10.0	2.1	16.6	15.1	2.1	3.6
Loss on disposal of certain fixed assets	2.3	—	2.7	1.3	1.5	2.9

Other expenses	12.3	2.1	19.3	16.4	3.6	6.5

The following table reconciles the operating income of the petroleum and nitrogen fertilizer segments to Petroleum Adjusted EBITDA and Fertilizer Adjusted EBITDA, respectively, for the periods presented below (certain corporate activities and intercompany transactions are not allocated to either of our two segments and, therefore, CVR Energy’s Adjusted EBITDA is not a sum of the operating results of the petroleum and nitrogen fertilizer segments):

				Twelve
				Months
	Year Ended			Ended
	December 31,			September 30,
	2008	2009	2010	2011
				(Unaudited)
	(in millions)

Petroleum Segment:
Petroleum segment operating income	$31.9	$170.2	$104.6	$529.5
Plus:
FIFO impact (favorable) unfavorable	102.5	(67.9)	(31.7)	(30.4)
Share-based compensation	(10.8)	(3.7)	11.5	17.1
Loss on disposal of fixed assets	—	—	1.3	1.5
Major scheduled turnaround	—	—	1.2	12.8
Realized gain (loss) on derivatives, net	(121.0)	(21.0)	0.7	(24.7)
Goodwill impairment	42.8	—	—	—
Depreciation and amortization	62.7	64.4	66.4	67.8
Other income (expense)	1.0	0.3	0.7	0.5

Petroleum Adjusted EBITDA	$109.1	$142.3	$154.7	$574.1

Nitrogen Fertilizer Segment:
Nitrogen Fertilizer segment operating income	$116.8	$48.9	$20.4	$84.0
Plus:
Share-based compensation	(10.6)	3.2	9.0	14.1
Loss on disposal of fixed assets	2.3	—	1.4	1.4
Major scheduled turnaround	3.3	—	3.5	3.5
Depreciation and amortization	18.0	18.7	18.5	18.5
Other income (expense)	0.1	—	—	0.2

Fertilizer Adjusted EBITDA	$129.9	$70.8	$52.8	$121.7

(7)	Refining margin is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold (exclusive of depreciation and amortization)) is taken directly from our Statements of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin and refining margin per crude oil throughput barrel is important to enable investors to better understand and evaluate our ongoing operating results and for greater transparency in the review of our overall business, financial, operational and economic financial performance.

(8)	Noncontrolling interest at December 31, 2008, 2009 and 2010 reflects Coffeyville Acquisition III’s interest in the Partnership’s then-existing incentive distribution rights (IDRs). In connection with the Partnership’s initial public offering in April 2011, the IDRs were eliminated and the general partner was sold to CRLLC.

Summary Consolidated Financial Information—GWEC

This financial information should be read in conjunction with, and is qualified in its entirety by reference to, GWEC's financial statements and related notes.

						Twelve
						Months
						Ended
	Year Ended December 31,			Nine Months Ended September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)
	(in millions, other than production data)

Consolidated Statements of Operations Data:
Operating revenue	$2,142.8	$1,649.6	$2,141.0	$1,542.0	$2,041.3	$2,640.3
Operating expenses	2,248.8	1,566.5	2,086.8	1,512.3	1,857.2	2,431.8
Gross Profit (loss)	(106.0)	83.1	54.2	29.7	184.1	208.5
General and administrative expenses	20.6	17.9	15.7	12.0	13.9	17.6
Operating income (loss)	(126.6)	65.2	38.5	17.7	170.2	190.9
Interest and investment income	1.0	0.1	—	—	0.1	0.1
Interest expense	(7.4)	(13.0)	(22.4)	(16.6)	(22.9)	(28.6)
Gain on disposal of assets	1.9	0.2	—	—	0.2	0.2
Fire-related gain (loss), net	2.8	—	—	—	—	—
Other-net	0.1	0.3	—	0.7	(0.3)	(1.0)
Total other expense	(1.6)	(12.4)	(22.4)	(15.9)	(22.9)	(29.3)
Net income (loss) from continuing operations	(128.2)	52.8	16.1	1.8	147.3	161.6
Net loss from discontinued operations	(1.6)	(0.3)	—	—	—	—

Net income (loss)	(129.8)	52.5	16.1	$1.8	$147.3	$161.6

						Twelve
						Months
						Ended
	Year Ended December 31,			Nine Months Ended September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)
	(in millions, other than production data)

Other Financial Data:
Net cash flows provided by (used in):
Operating activities (including discontinued operations)	$(94.1)	$87.4	$86.4	$2.7	$85.3	169.0
Investing activities	$(30.9)	$(11.2)	$(43.7)	$(36.0)	$(13.5)	(21.2)
Financing activities	$105.8	$(71.8)	$(14.6)	$28.1	$(77.0)	(119.7)
Capital expenditures: refinery and pipeline	$(37.5)	$(49.4)	$(43.3)	$(36.5)	$(14.0)	(20.8)
Adjusted EBITDA (1)	$(17.8)	$36.9	$47.3	$38.5	$233.3	$235.1

Production Data:
NYMEX 2-1-1 crack spread (per barrel)	$12.50	$8.54	$10.07	$9.76	$27.27	$23.16
Wynnewood refinery crude oil throughput (barrels per day)	45,548	59,836	63,025	62,598	60,789	61,277
Refining margin (per crude oil throughput barrel)	$0.89	$$9.43	$7.50	$6.86	$20.60	$17.76
Operating expenses (per crude oil throughput barrel)	$6.07	$4.34	$3.92	$4.53	$4.43	$4.33
Balance Sheet Data:
Cash and cash equivalents	1.9	6.0	34.0	0.8	29.0	29.0
Total assets	429.9	531.9	586.5	564.8	652.2	652.2
Total liabilities	289.2	339.7	378.1	370.8	354.8	354.8
Total shareholder’s equity	140.7	192.2	208.4	194.0	297.4	297.4

(1)	We define Adjusted EBITDA as GWEC’s net income (loss) plus (a) income tax expense (benefit), (b) interest expense, (c) depreciation and amortization, (d) unrealized (gain) loss related to hedging obligations, (e) turnaround amortization, (f) non-cash inventory (gain) loss and (g) other unusual items.

We present Adjusted EBITDA for GWEC because it is a useful indicator of GWEC’s operating performance. We believe this for the following reasons:

•	Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense, and depreciation and amortization, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•	securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of a company; and

•	Adjusted EBITDA measures GWEC’s operational performance without regard to certain non-recurring, non-cash and/or transaction-related expenses.

However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similar measures reported by other companies because other companies may not calculate Adjusted EBITDA in the same manner as we do. Although we use Adjusted EBITDA as a measure to assess the operating performance of our businesses, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been and will continue to be a necessary element of our costs. Because we use capital assets, depreciation expense is a necessary element of our costs and our business’ ability to generate revenue. In addition, the omission of the amortization expense associated with our intangible assets further limits the usefulness of this measure. Because of these limitations management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The following table reconciles the consolidated net income (loss) of GWEC to Adjusted EBITDA for the periods presented below:

						Twelve
						Months
	Year Ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
	2008	2009	2010	2010	2011	2011
				(Unaudited)		(Unaudited)

GWEC net income (loss)	$(129.8)	$52.5	$16.1	$1.8	$147.3	$161.6
Plus:
Income tax expense (benefit)	—	—	—	—	—	—
Interest expense, net	6.4	13.0	22.4	16.6	22.8	28.6
Depreciation and amortization	13.3	13.8	14.7	10.6	13.1	17.2
Unrealized (gain) loss related to hedging obligations	—	—	—	—	37.9	37.9
Amortization of turnaround costs	9.4	15.4	13.7	10.5	9.8	13.1
Non-cash inventory (gain) loss	82.6	(57.8)	(19.6)	(1.0)	2.6	(23.1)
Other unusual items (a)	0.3	—	—	—	(0.2)	(0.2)

Adjusted EBITDA	$(17.8)	$36.9	$47.3	$38.5	$233.3	$235.1

(a)	Principally represents losses from discontinued operations and gains on sales of assets.

History

Our refinery, which began operations in 1906, and the nitrogen fertilizer plant, built in 2000, were operated as components of Farmland Industries, Inc., or Farmland, an agricultural cooperative, until March 3, 2004.

Coffeyville Resources, a subsidiary of Coffeyville Group Holdings, LLC, which was owned by a private equity firm, won a bankruptcy court auction for Farmland’s petroleum business and the nitrogen fertilizer plant and completed the purchase of these assets on March 3, 2004. On June 24, 2005, Coffeyville Acquisition, which was formed by certain funds affiliated with Goldman, Sachs & Co. and Kelso & Company acquired all of the subsidiaries of Coffeyville Group Holdings, LLC. Coffeyville Acquisition operated our business from June 24, 2005 until CVR Energy’s initial public offering in October 2007.

CVR Energy was formed in September 2006 as a subsidiary of Coffeyville Acquisition in order to consummate an initial public offering of the businesses operated by Coffeyville Acquisition. CVR Energy’s initial public offering was consummated in October 2007 and CVR Energy currently trades on the New York Stock Exchange under the ticker symbol “CVI.” Prior to CVR Energy’s initial public offering it transferred the nitrogen fertilizer business to the Partnership in exchange for all of the partnership interests in the Partnership and sold all of the interests of the general partner of the Partnership to an entity owned by our controlling stockholders and senior management at fair market value on the date of the transfer.

In April 2011, in connection with the Partnership’s initial public offering, CVR Partners was restructured, the Partnership’s general partner was sold back to CVR Energy, and approximately 30.3% of the Partnership’s common units were sold to the public. CVR Partners’ initial public offering was consummated in April 2011, and CVR Partners currently trades on the New York Stock Exchange under the ticker symbol “UAN.” CVR Energy owns the Partnership’s general partner and 69.7% of the Partnership’s common units, and its senior management manages the Partnership pursuant to a services agreement. See “Certain Relationships and Related Party Transactions—Initial Public Offering of CVR Partners, LP—Intercompany Agreements—Amended and Restated Services Agreement” in our most recent proxy statement.

Petroleum Business

We operate a 115,000 bpd complex full coking medium-sour crude oil refinery in Coffeyville, Kansas. Our refinery’s production capacity represents approximately 15% of our region’s output. The facility is situated on approximately 440 acres in southeast Kansas, approximately 100 miles from Cushing, Oklahoma, a major crude oil trading and storage hub.

For the year ended December 31, 2010, our refinery’s product yield included gasoline (mainly regular unleaded) (49%), diesel fuel (primarily ultra low sulfur diesel) (41%), and pet coke and other refined products such as NGC (propane, butane), slurry, sulfur and gas oil (10%). Pro forma for the Acquisition, during the twelve months ended September 30, 2011, our product yield would have included gasoline (50%), diesel (36%) and other (14%).

Our petroleum business also includes the following auxiliary operating assets:

•	Crude Oil Gathering System. We own and operate a crude oil gathering system serving Kansas, Oklahoma, western Missouri and southwestern Nebraska. The system has field offices in Bartlesville, Oklahoma and Plainville and Winfield, Kansas. The system is comprised of approximately 300 miles of feeder and trunk pipelines, 95 trucks, and associated storage facilities for gathering sweet Kansas, Nebraska, Oklahoma and Missouri crude oils purchased from independent crude oil producers. We also lease a section of a pipeline from Magellan, which is incorporated into our crude oil gathering system. Gathered crude oil provides a base supply of feedstock for our refinery and serves as an attractive and competitive supply of crude oil. During the first nine months of 2011, we gathered an average of approximately 35,000 bpd.

•	Pipelines and Storage Tanks. We own a proprietary pipeline system capable of transporting approximately 145,000 bpd of crude oil from Caney, Kansas to our refinery. Crude oils sourced outside of our proprietary gathering system are delivered by common carrier pipelines into various terminals in Cushing, Oklahoma, where they are blended and then delivered to Caney, Kansas via a pipeline owned by Plains Pipeline L.P., or Plains. We also own associated crude oil storage tanks with a capacity of approximately 1.2 million barrels located outside our refinery and lease an additional 2.7 million barrels of storage capacity located at Cushing, Oklahoma (with an additional 1.0 million barrels of company-owned storage tanks in Cushing under construction, which are expected to be completed in the first quarter of 2012).

Our refinery’s complexity allows us to optimize the yields (the percentage of refined product that is produced from crude oil and other feedstocks) of higher value transportation fuels (gasoline and diesel). Complexity is a measure of a refinery’s ability to process lower quality crude oil in an economic manner. As a result of key investments in our refining assets, our refinery’s complexity score has increased to 12.9 from 12.2 at the beginning of 2010, and we have achieved significant increases in our refinery crude oil throughput rate over historical levels. Our higher complexity provides us the flexibility to increase our refining margin over comparable refiners with lower complexities.

Feedstocks Supply

Our refinery has the capability to process blends of a variety of crude oil ranging from heavy sour to light sweet crude oil. Currently, our refinery processes crude oil from a broad array of sources. We have access to foreign crude oil from Latin America, South America, West Africa, the Middle East, the North Sea and Canada. We purchase domestic crude oil from Kansas, Oklahoma, Nebraska, Texas, North Dakota, Missouri, and offshore deepwater Gulf of Mexico production. While crude oil has historically constituted over 90% of our feedstock inputs during the last five years, other feedstock inputs include normal butane, natural gasoline, alky feed, naphtha, gas oil and vacuum tower bottoms.

Crude oil is supplied to our refinery through our wholly-owned gathering system and by pipeline. We have continued to increase the number of barrels of crude oil supplied through our crude oil gathering system. In September 2011, our gathering system supplied approximately 37,500 bpd of crude oil to the refinery. For the nine months ended September 30, 2011, the gathering system supplied approximately 33% of the refinery’s crude oil demand. Locally produced crude oils are delivered to the refinery at a discount to WTI, and although slightly heavier and more sour, offer good economics to the refinery. These crude oils are light and sweet enough to allow us to blend higher percentages of lower cost crude oils such as heavy sour Canadian crude oil while maintaining our target medium sour blend with an API gravity of between 28 and 36 degrees and between 0.9% and 1.2% sulfur. Crude oils sourced outside of our proprietary gathering system are delivered to Cushing, Oklahoma by various pipelines including Seaway, Basin and Spearhead and subsequently to Coffeyville via the Plains pipeline and our own 145,000 bpd proprietary pipeline system. Beginning in March 2011, crude oils were also delivered through the Keystone pipeline. In November 2011, the owners of the Seaway pipeline announced their intention to change the pipeline’s direction so that the pipeline would flow from the crude storage hub at Cushing, to the U.S. Gulf Coast.

For the nine months ended September 30, 2011, our crude oil supply blend was comprised of approximately 80% light sweet crude oil and 20% heavy sour crude oil. The light sweet crude oil includes our locally gathered crude oil.

For the nine months ended September 30, 2011, we obtained approximately 67% of the crude oil for our refinery under a Crude Oil Supply Agreement, as amended (the “Supply Agreement”) with Vitol Inc. (“Vitol”) that expires on December 31, 2013. Under the Supply Agreement, Vitol supplies us with crude oil and intermediation logistics, which helps us reduce our inventory position and mitigate crude oil pricing risk.

Pro forma for the Acquisition, during the twelve months ended September 30, 2011, our feedstocks would have included sweet crude (75%), sour crude (19%), and others (6%).

Marketing and Distribution

We focus our petroleum product marketing efforts in the central mid-continent and Rocky Mountain areas because of their relative proximity to our refinery and their pipeline access. We engage in rack marketing, which is the supply of product through tanker trucks directly to customers located in close geographic proximity to our Coffeyville refinery and to customers at throughput terminals on Magellan’s and NuStar’s refined products distribution systems. For the year ended December 31, 2010, approximately 36% of the refinery’s products were sold through the rack system directly to retail and wholesale customers while the remaining 64% was sold through pipelines via bulk spot and term contracts. We make bulk sales (sales into third-party pipelines) into the mid-continent region via Magellan and into Colorado and other destinations utilizing the product pipeline networks owned by Magellan, and NuStar.

Customers

Customers for our petroleum products include other refiners, convenience store companies, railroads and farm cooperatives. We have bulk term contracts in place with many of these customers, which typically extend from a few months to one year in length. For the year ended December 31, 2010, QuikTrip Corporation and Growmark, Inc. accounted for approximately 14% and 11%, respectively, of our petroleum business sales and approximately 66% of our petroleum sales were made to our ten largest customers. We sell bulk products based on industry market related indices such as Platts, Oil Price Information Service (“OPIS”) or at a spot market price based on a Group 3 differential to the New York Mercantile Exchange (“NYMEX”). Through our rack marketing division, the rack sales are at daily posted prices which are influenced by the NYMEX, competitor pricing and Group 3 spot market differentials.

Competition

Our petroleum business competes primarily on the basis of price, reliability of supply and availability of multiple grades of products. The principal competitive factors affecting our refining operations are cost of crude oil and other feedstock costs, refinery complexity, refinery efficiency, refinery product mix and product distribution and transportation costs. The location of our refinery provides us with a reliable supply of crude oil and a transportation cost advantage over other refineries. We compete against refineries operated in the mid-continent region, trading companies and other refineries located outside the region that are linked to the mid-continent region through an extensive product pipeline system. These competitors include refineries located near the U.S. Gulf Coast and the Texas panhandle region. Our refinery competition also includes branded, integrated and independent oil refining companies.

Seasonality

Our petroleum business experiences seasonal effects as demand for gasoline products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. Demand for diesel fuel during the winter months also decreases due to winter agricultural work declines. As a result, our results of operations for the first and fourth calendar quarters are generally lower than for those for the second and third calendar quarters. In addition, unseasonably cool weather in the summer months and/or unseasonably warm weather in the winter months in the areas in which we sell our petroleum products can impact the demand for gasoline and diesel fuel.

Nitrogen Fertilizer Business

The nitrogen fertilizer business operates the only nitrogen fertilizer plant in North America that utilizes a pet coke gasification process to produce nitrogen fertilizer. The nitrogen fertilizer facility was built in 2000 with two separate gasifiers to provide redundancy and reliability. It uses a gasification process licensed from General Electric to convert pet coke to high purity hydrogen for subsequent conversion to ammonia. Following a turnaround completed in October 2010, the nitrogen fertilizer plant is capable of processing approximately 1,300 tons per day of pet coke from CVR Energy’s crude oil refinery and third-party sources such as other Midwestern refineries or pet coke brokers and converting it into approximately 1,200 tons per day of ammonia. A majority of the ammonia is converted to approximately 2,000 tons per day of UAN. Typically 0.41 tons of ammonia are required to produce one ton of UAN.

Strategic Location with Transportation Advantage

The nitrogen fertilizer business believes that selling products to customers in close proximity to the UAN plant and reducing transportation costs are keys to maintaining its profitability. Due to the plant’s favorable location relative to end users and high product demand relative to production volume all of the product shipments are targeted to freight advantaged destinations located in the U.S. farm belt. The available ammonia production at the nitrogen fertilizer plant is small and easily sold into truck and rail delivery points. The products leave the plant either in trucks for direct shipment to customers or in railcars for principally Union Pacific Railroad destinations. The nitrogen fertilizer business does not incur any intermediate transfer, storage, barge freight or pipeline freight charges. Consequently, because these costs are not incurred, we estimate that the plant enjoys a distribution cost advantage over those competitors who are U.S. Gulf Coast ammonia and UAN importers, assuming in each case freight rates and pipeline tariffs for U.S. Gulf Coast importers as recently in effect.

On-Stream Factor

The on-stream factor is a measure of how long the units comprising the nitrogen fertilizer facility have been operational over a given period. We expect that efficiency of the nitrogen fertilizer plant will continue to improve with operator training, replacement of unreliable equipment, and reduced dependence on contract maintenance.

				Nine Months
	Year Ended December 31,			Ended September 30,
	2008 (1)	2009 (1)	2010 (1)	2011

Gasifier	87.8%	97.4%	89.0%	99.5%
Ammonia	86.2%	96.5%	87.7%	98.0%
UAN	83.4%	94.1%	80.8%	95.9%

(1)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period. Excluding the turnaround performed in 2008, the on-stream factors would have been 91.7% for gasifier, 90.2% for ammonia and 87.4% for UAN for the year ended December 31, 2008. Excluding the Linde air separation unit outage in 2009, the on-stream factors would have been 99.3% for gasifier, 98.4% for ammonia and 96.1% for UAN for the year ended December 31, 2009. Excluding the impact of the Linde air separation unit outage, the rupture of the high-pressure UAN vessel and the major scheduled turnaround, the on-stream factors for the year ended December 31, 2010 would have been 97.6% for gasifier, 96.8% for ammonia and 96.1% for UAN.

Raw Material Supply

The nitrogen fertilizer facility’s primary input is pet coke. During the past five years, over 70% of the nitrogen fertilizer business’ pet coke requirements on average were supplied by our adjacent crude oil refinery. Historically the nitrogen fertilizer business has obtained the remainder of its pet coke requirements from third parties such as other Midwestern refineries or pet coke brokers at spot prices. If necessary, the gasifier can also operate on low grade coal as an alternative, which provides an additional raw material source. There are significant supplies of low grade coal within a 60-mile radius of the nitrogen fertilizer plant.

Pet coke is produced as a by-product of the refinery’s coker unit process. In order to refine heavy or sour crude oils, which are lower in cost and more prevalent than higher quality crude oil, refiners use coker units which enable refiners to further upgrade heavy crude oil.

The nitrogen fertilizer business’ plant is located in Coffeyville, Kansas. Sales of pet coke in the Midwest are not subject to the same level of pet coke price variability as is the Texas Gulf Coast where daily production exceeds 40,000 tons per day. Given the fact that the majority of the nitrogen fertilizer business’ third-party pet coke suppliers are located in the Midwest, the nitrogen fertilizer business’ geographic location gives it (and other similarly located producers) a transportation cost advantage over U.S. Gulf Coast refineries. The nitrogen fertilizer business’ average daily pet coke demand from 2008-2010 was less than 1,300 tons per day.

Linde, Inc., or Linde, owns, operates, and maintains the air separation plant that provides contract volumes of oxygen, nitrogen, and compressed dry air to the nitrogen fertilizer plant’s gasifiers for a monthly fee. The nitrogen fertilizer business provides and pays for all utilities required for operation of the air separation plant. The air separation plant has not experienced any long-term operating problems. CVR Energy maintains, for CVR Partners’ benefit, contingent business interruption insurance coverage with a $50 million limit for any interruption that results in a loss of production from an insured peril. The agreement with Linde provides that if the nitrogen fertilizer business’ requirements for liquid or gaseous oxygen, liquid or gaseous nitrogen or clean dry air exceed specified instantaneous flow rates by at least 10%, it can solicit bids from Linde and third parties to supply incremental product needs. It is required to provide notice to Linde of the approximate quantity of excess product that it will need and the approximate date by which it will need it; the nitrogen fertilizer business and Linde will then jointly develop a request for proposal for soliciting bids from third parties and Linde. The bidding procedures may be limited under specified circumstances. The agreement with Linde expires in 2020.

The nitrogen fertilizer business imports start-up steam for the nitrogen fertilizer plant from our crude oil refinery, and then exports steam back to the crude oil refinery once all units in the nitrogen fertilizer plant are in service. Monthly charges and credits are recorded with steam valued at the natural gas price for the month.

Nitrogen Production and Plant Reliability

The nitrogen fertilizer plant was completed in 2000 and is the newest nitrogen fertilizer plant built in North America. The nitrogen fertilizer plant has two separate gasifiers to provide redundancy and reliability. The plant uses a gasification process to convert pet coke to high purity hydrogen for subsequent conversion to ammonia. The nitrogen fertilizer plant is capable of processing approximately 1,400 tons per day of pet coke from our crude oil refinery and third-party sources and converting it into approximately 1,225 tons per day of ammonia. A majority of the ammonia is converted to approximately 2,025 tons per day of UAN. Typically 0.41 tons of ammonia is required to produce one ton of UAN.

The nitrogen fertilizer business schedules and provides routine maintenance to its critical equipment using its own maintenance technicians. Pursuant to a Technical Services Agreement with General Electric, which licenses the gasification technology to the nitrogen fertilizer business, General Electric experts provide technical advice and technological updates from their ongoing research as well as other licensees’ operating experiences. The pet coke gasification process is licensed from General Electric pursuant to a license agreement that is fully paid. The license grants the nitrogen fertilizer business perpetual rights to use the pet coke gasification process on specified terms and conditions.

Distribution, Sales and Marketing

The nitrogen fertilizer business primarily sells its products in Kansas, Missouri, Nebraska, Iowa, Illinois, Colorado and Texas. The nitrogen fertilizer business markets its ammonia products to industrial and agricultural customers and the UAN products to agricultural customers. The demand for nitrogen fertilizers occurs during three key periods. The highest level of ammonia demand is traditionally in the spring pre-plant period, from March through May. The second-highest period of demand occurs during fall pre-plant period in late October and November. The summer wheat pre-plant occurs in August and September. In addition, smaller quantities of ammonia are sold in the off-season to fill available storage at the dealer level.

Ammonia and UAN are distributed by truck or by railcar. If delivered by truck, products are sold on a freight-on-board basis, and freight is normally arranged by the customer. The nitrogen fertilizer business leases a fleet of railcars for use in product delivery. The nitrogen fertilizer business also negotiates with distributors that have their own leased railcars to utilize these assets to deliver products. The nitrogen fertilizer business owns all of the truck and rail loading equipment at the nitrogen fertilizer facility. The nitrogen fertilizer business operates two truck loading and four rail loading racks for each of ammonia and UAN, with an additional four rail loading racks for UAN.

The nitrogen fertilizer business markets agricultural products to destinations that produce the best margins for the business. UAN is often marketed near the Union Pacific Railroad lines or destinations that can be supplied by truck and ammonia is primarily marketed to locations near the Burlington Northern Santa Fe or Kansas City Southern Railroad lines or destinations that can be supplied by truck. By securing this business directly, the nitrogen fertilizer business reduces its dependence on distributors serving the same customer base, which enables the nitrogen fertilizer business to capture a larger margin and allows it to better control its product distribution. Most of the agricultural sales are made on a competitive spot basis. The nitrogen fertilizer business also offers products on a prepay basis for in-season demand. The heavy in-season demand periods are spring and fall in the Corn Belt and summer in the wheat belt. The Corn Belt is the primary corn producing region of the United States, which includes Illinois, Indiana, Iowa, Minnesota, Missouri, Nebraska, Ohio and Wisconsin. The wheat belt is the primary wheat producing region of the United States, which includes Kansas, North Dakota, Oklahoma, South Dakota and Texas. Some of the industrial sales are spot sales, but most are on annual or multiyear contracts.

The nitrogen fertilizer business uses forward sales of fertilizer products to optimize its asset utilization, planning process and production scheduling. These sales are made by offering customers the opportunity to purchase product on a forward basis at prices and delivery dates that it proposes. The nitrogen fertilizer business uses this program to varying degrees during the year and between years depending on market conditions and has the flexibility to increase or decrease forward sales depending on management’s view as to whether price environments will be increasing or decreasing. Fixing the selling prices of nitrogen fertilizer products months in advance of their ultimate delivery to customers typically causes the nitrogen fertilizer business reported selling prices and margins to differ from spot market prices and margins available at the time of shipment. Cash received as a result of prepayments is recognized on the balance sheet upon receipt along with a corresponding liability. Revenue, associated with prepaid sales, is recognized at the time the product is delivered to the customer.

Customers

The nitrogen fertilizer business sells ammonia to agricultural and industrial customers. Based upon a three-year average, the nitrogen fertilizer business has sold approximately 87% of the ammonia it produces to agricultural customers primarily located in the mid-continent area between North Texas and Canada, and approximately 13% to industrial customers. Agricultural customers include distributors such as MFA, United Suppliers, Inc., Brandt Consolidated Inc., Gavilon Fertilizers LLC, Transammonia, Inc., Agri Services of Brunswick, LLC, Interchem, and CHS Inc. Industrial customers include Tessenderlo Kerley, Inc., National Cooperative Refinery Association, and Dyno Nobel, Inc. The nitrogen fertilizer business sells UAN products to retailers and distributors. Given the nature of its business, and consistent with industry practice, the nitrogen fertilizer business does not have long-term minimum purchase contracts with any of its customers.

For the years ended December 31, 2008, 2009 and 2010, the top five ammonia customers in the aggregate represented 54.7%, 43.9% and 44.2% of the nitrogen fertilizer business’ ammonia sales, respectively, and the top five UAN customers in the aggregate represented 37.2%, 44.2% and 43.3% of the nitrogen fertilizer business’ UAN sales, respectively. Approximately 13%, 15% and 12% of our aggregate sales for the year ended December 31, 2008, 2009 and 2010 respectively, were made to Gavilon Fertilizers LLC.

Competition

Competition in the nitrogen fertilizer industry is dominated by price considerations. However, during the spring and fall application seasons, farming activities intensify and delivery capacity is a significant competitive factor. The nitrogen fertilizer business maintains a large fleet of leased rail cars and seasonally adjusts inventory to enhance its manufacturing and distribution operations.

Domestic competition, mainly from regional cooperatives and integrated multinational fertilizer companies, is intense due to customers’ sophisticated buying tendencies and production strategies that focus on cost and service. Also, foreign competition exists from producers of fertilizer products manufactured in countries with lower cost natural gas supplies. In certain cases, foreign producers of fertilizer who export to the United States may be subsidized by their respective governments.

Based on Blue Johnson data regarding total U.S. demand for UAN and ammonia, we estimate that the nitrogen fertilizer plant’s UAN production in 2010 represented approximately 5.1% of total U.S. UAN use and that the net ammonia produced and marketed by the nitrogen fertilizer business represented less than 1% of the total U.S. ammonia use.

Seasonality

Because the nitrogen fertilizer business primarily sells agricultural commodity products, its business is exposed to seasonal fluctuations in demand for nitrogen fertilizer products in the agricultural industry. As a result, the nitrogen fertilizer business typically generates greater net sales in the first half of each calendar year, which we refer to as the planting season, and our net sales tend to be lower during the second half of each calendar year, which we refer to as the fill season. In addition, the demand for fertilizers is affected by the aggregate crop planting decisions and fertilizer application rate decisions of individual farmers who make planting decisions based largely on the prospective profitability of a harvest. The specific varieties and amounts of fertilizer they apply depend on factors like crop prices, farmers’ current liquidity, soil conditions, weather patterns and the types of crops planted.

Gary-Williams Energy Corporation

History

In 1945, Kerr-McGee Corporation acquired an oil refinery in Wynnewood, Oklahoma that had been operating since the 1920s. Kerr-McGee expanded the Wynnewood operations by adding a second crude unit in 1976, boosting total refining capacity to 45,000 bpd. In 1995, the refinery was sold to the Gary-Williams Energy Corporation, which promptly began de-bottlenecking and other expansion projects at the refinery, with production capacity increasing to 55,000 bpd in the late 1990s and then to its current 70,000 bpd following the completion of approximately $100.0 million in capital projects and an approximately $60.0 million four-year turnaround in 2007 and 2008. On November 2, 2011, GWEC agreed to sell the Wynnewood refinery to CVR Energy for a cash purchase price of $525 million plus an adjustment for inventory and other working capital (which, as of the date hereof, is estimated at $69.0 million).

Business Description

The Wynnewood operations consist of a 70,000 bpd refinery in Wynnewood, Oklahoma and supporting businesses including approximately 2.0 million barrels of company-owned storage tanks. Located in the PADD II Group 3 distribution area, the Wynnewood refinery is a dual crude unit facility that processes a variety of crudes and produces high-value fuel products (including gasoline, ultra-low sulfur diesel, jet fuel and solvent) as well as liquefied petroleum gas and a variety of asphalts. The facility is situated on approximately 400 acres located approximately 65 miles south of Oklahoma City, Oklahoma and approximately 130 miles from Cushing, Oklahoma, a major crude oil trading and storage hub.

For the twelve months ended September 30, 2011, the Wynnewood refinery’s product yield included gasoline (54%), diesel fuel (primarily ultra low sulfur diesel) (28%), asphalt (2%), jet fuel (6%) and other products (10%).

Feedstocks Supply

The Wynnewood refinery has the capability to process blends of a variety of crude oil ranging from medium sour to light sweet crude oil, although isobutane, gasoline components, and normal butane are also typically used. Following the Acquisition, we intend to move the Wynnewood refinery to a blended crude slate reflecting higher crude differentials. Historically most of the Wynnewood refinery’s crude oil has been acquired domestically, mainly from Texas and Oklahoma.

Crude oil is supplied to the Wynnewood refinery by two separate pipelines, and received into storage tanks at terminals located on or near the refinery. For the twelve months ended September 30, 2011, Wynnewood’s crude oil supply blend was comprised of approximately 77% sweet crude oil, 18% sour crude oil and 5% other (including butane, mixed butane and isobutane).

Marketing and Distribution

The Wynnewood refinery ships its finished product via pipeline, rail car, and truck. Approximately 60% of the Wynnewood refinery’s finished products sold are distributed in Oklahoma. Non-Oklahoma gasoline and ultra-low sulfur diesel volumes are distributed throughout the Mid-Continent region via the Magellan Pipeline. Wynnewood distributes approximately 12,000 bpd of gasoline and ultra-low sulfur diesel via the refinery’s truck rack, and Wynnewood has the ability to distribute volumes via the NuStar Energy pipeline system to South Dakota, Nebraska, Iowa, and Kansas. Wynnewood also sells jet fuel to the U.S. Department of Defense via the truck rack. In addition, Wynnewood maintains exchange agreements with five refineries in nearby states.

Customers

Customers for Wynnewood’s petroleum products include other refiners, convenience store companies and, pursuant to a 4,000 bpd jet fuel contract that GWEC has maintained since 1996, the United States government. Wynnewood’s active customer base includes approximately 235 accounts, none of which accounts for more than 9% of its sales. While GWEC has several supply contracts that allow larger customers to realize volume discounts if they maintain regular sales over predetermined volumes, no supply contract is individually material to Wynnewood’s sales.

Environmental Matters

The petroleum and nitrogen fertilizer businesses are subject to extensive and frequently changing federal, state and local, environmental and health and safety laws and regulations governing the emission and release of hazardous substances and other materials into the environment, the treatment and discharge of waste water, the management and disposal of wastes, the storage, handling, use and transportation of petroleum and nitrogen products, and the characteristics and composition of gasoline and diesel fuels. These laws and regulations, their underlying regulatory requirements and the enforcement thereof impact our petroleum business and operations and the nitrogen fertilizer business and operations by imposing:

•	restrictions on operations and/or the need to install enhanced or additional controls;

•	the need to obtain and comply with permits and authorizations;

•	liability for the investigation and remediation of contaminated soil and groundwater at current and former facilities (if any) and off-site waste disposal locations; and

•	specifications for the products marketed by our petroleum business and the nitrogen fertilizer business, primarily gasoline, diesel fuel, UAN and ammonia.

Our operations require numerous permits and authorizations. Failure to comply with these permits or environmental laws generally could result in fines, penalties or other sanctions or a revocation of our permits. In addition, the laws and regulations to which we are subject are often evolving and many of them have become more stringent or have become subject to more stringent interpretation or enforcement by federal or state agencies. The ultimate impact on our business of complying with evolving laws and regulations is not always clearly known or determinable due in part to the fact that our operations may change over time and certain implementing regulations for laws, such as the federal Clean Air Act and the Clean Water Act, have not yet been finalized, are under governmental or judicial review or are being revised. These laws and regulations could result in increased capital, operating and compliance costs.

The principal environmental risks associated with our businesses are outlined below.

The Federal Clean Air Act

The federal Clean Air Act and its implementing regulations, as well as the corresponding state laws and regulations that regulate emissions of pollutants into the air, affect our petroleum operations and the nitrogen fertilizer business both directly and indirectly. Direct impacts may occur through the federal Clean Air Act’s permitting requirements and/or emission control requirements relating to specific air pollutants, as well as the requirement to maintain a risk management program to help prevent accidental releases of certain hazardous substances. The federal Clean Air Act indirectly affects our petroleum operations and the nitrogen fertilizer business by extensively regulating the air emissions of sulfur dioxide (“SO2”), volatile organic compounds, nitrogen oxides and other substances, including those emitted by mobile sources, which are direct or indirect users of our products.

Some or all of the standards promulgated pursuant to the federal Clean Air Act, or any future promulgations of standards, may require the installation of controls or changes to our petroleum operations or the nitrogen fertilizer facilities in order to comply. If new controls or changes to operations are needed, the costs could be significant. These new requirements, other requirements of the federal Clean Air Act, or other presently existing or future environmental regulations could cause us to expend substantial amounts to comply and/or permit our facilities to produce products that meet applicable requirements.

The regulation of air emissions under the federal Clean Air Act requires that we obtain various construction and operating permits and incur capital expenditures for the installation of certain air pollution control devices at our petroleum and nitrogen fertilizer operations when regulations change or we modify or add new equipment. Various regulations specific to our operations have been implemented, such as National Emission Standard for Hazardous Air Pollutants, New Source Performance Standards and Prevention of Significant Deterioration (“PSD”). We have incurred, and expect to continue to incur, substantial capital expenditures to maintain compliance with these and other air emission regulations that have been promulgated or may be promulgated or revised in the future.

In March 2004, CRRM and CRT entered into the Coffeyville Consent Decree with the EPA and the KDHE to resolve air compliance concerns raised by the EPA and KDHE related to Farmland’s prior ownership and operation of our crude oil refinery and now closed Phillipsburg terminal facilities. As a result of an agreement to install certain controls and implement certain operational changes, the EPA and KDHE agreed not to impose civil penalties, and provided a release from liability for Farmland’s alleged noncompliance with the issues addressed by the Coffeyville Consent Decree. Under the Coffeyville Consent Decree, CRRM agreed to install controls to reduce emissions of SO2, nitrogen oxides and particulate matter from its fluid catalytic cracking unit (“FCCU”) by January 1, 2011. In addition, pursuant to the Coffeyville Consent Decree, CRRM and CRT assumed cleanup obligations at the Coffeyville refinery and the Phillipsburg terminal facilities. The remaining costs of complying with the Coffeyville Consent Decree are expected to be approximately $49 million, of which approximately $47 million is expected to be capital expenditures which does not include the cleanup obligations for historic contamination at the site that are being addressed pursuant to administrative orders issued under the Resource Conservation and Recovery Act (“RCRA”). To date, CRRM and CRT have materially complied with the Coffeyville Consent Decree. On June 30, 2009, CRRM submitted a force majeure notice to the EPA and KDHE in which CRRM indicated that it may be unable to meet the Coffeyville Consent Decree’s January 1, 2011 deadline related to the installation of controls on the FCCU because of delays caused by the June/July 2007 flood. In February 2010, CRRM and the EPA agreed to a fifteen month extension of the January 1, 2011, deadline for the installation of controls which was approved by the court as a material modification to the existing Coffeyville Consent Decree. Pursuant to this agreement, CRRM would offset any incremental emissions resulting from the delay by providing additional controls to existing emission sources over a set timeframe.

In the meantime, CRRM has been negotiating with the EPA and KDHE to replace the current Coffeyville Consent Decree, including the fifteen month extension, with a global settlement under the EPA’s National Petroleum Refining Initiative. Over the course of the last decade, the EPA has embarked on a national Petroleum Refining Initiative alleging industry-wide noncompliance with four “marquee” issues under the Clean Air Act: New Source Review, Flaring, Leak Detection and Repair, and Benzene Waste Operations NESHAP. The National Petroleum Refining Initiative has resulted in most U.S. refineries entering into consent decrees that impose civil penalties and require substantial expenditures for pollution control and enhanced operating procedures. The EPA has indicated that it will seek to have all U.S. refineries enter into “global settlements” pertaining to all “marquee” issues. The current Coffeyville Consent Decree covers some, but not all, of the “marquee” issues. CRRM has been negotiating with EPA about expanding the existing Coffeyville Consent Decree obligations to include all of the “marquee” issues under the National Petroleum Refining Initiative and has reached an agreement in principle on most of the issues, including an agreement to further delay the installation of controls on its FCCU. Under the global settlement, CRRM would be required to pay civil penalties in excess of $100,000; however, CRRM does not anticipate that the civil penalties will be material. In addition, under the global settlement, CRRM would be required to perform an environmentally beneficial project, but its incremental capital expenditures would not be material and would be limited primarily to the retrofit and replacement of heaters and boilers over a five to seven year timeframe.

The Wynnewood refinery has not entered into a global settlement with the EPA and the ODEQ under the National Petroleum Refining Initiative, although it had discussions with the EPA and ODEQ about doing so. Instead, the Wynnewood Consent Order (entered into with ODEQ in August 2011) addresses some, but not all, of the traditional marquee issues under the National Petroleum Refining Initiative and addresses certain historic Clean Air Act compliance issues that are generally beyond the scope of a traditional global settlement. Under the Wynnewood Consent Order, WRC agreed to pay a civil penalty of $950,000, install certain controls, enhance certain compliance programs, and undertake additional testing and auditing. The costs of complying with the Wynnewood Consent Order, other than costs associated with a planned turnaround, are expected to be approximately $1.5 million. In consideration for entering into the Wynnewood Consent Order, WRC received a broad release from liability from ODEQ. The EPA may later request that WRC enter into a global settlement which, if WRC agreed to do so, would necessitate the payment of a civil penalty and the installation of additional controls.

On September 23, 2011, the United States Department of Justice (“DOJ”), acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansas seeking civil penalties and injunctive relief related to alleged non compliance with the Clean Air Act’s Risk Management Program (“RMP”) (in addition to other matters described below (see “—Environmental Remediation”). CRRM is currently in settlement negotiations with the EPA and anticipates that civil penalties associated with the proceeding will exceed $100,000; however, CRRM does not anticipate that civil penalties or any other costs associated with the proceeding will be material.

The Federal Clean Water Act

The federal Clean Water Act and its implementing regulations, as well as the corresponding state laws and regulations that regulate the discharge of pollutants into the water, affect our petroleum operations and the nitrogen fertilizer business. Direct impacts occur through the federal Clean Water Act’s permitting requirements, which establish discharge limitations based on technology standards, water quality standards, and restrictions on the total maximum daily load (“TMDL”) of pollutants that may be released to a particular water body based on its use. In addition, water resources are becoming and in the future may become more scarce, and many refiners, including WRC, are subject to restrictions on their ability to use water in the event of low availability conditions.

The Wynnewood refinery’s Clean Water Act permit (“OPDES permit”) has expired and has not yet been re-issued by ODEQ. The refinery currently operates under a permit shield, which authorizes permittees to continue discharging under an expired permit until the ODEQ re-issues the permit. The permit renewal process has begun, and ODEQ has requested public comment on proposed modifications to Oklahoma’s Water Quality Management Plan for the Wynnewood refinery. Capital costs or expenses, if any, related to changes to the permit are not expected to be material.

WRC has entered into a series of Clean Water Act consent orders with ODEQ. The latest Consent Order (the “CWA Consent Order”), which supersedes other consent orders, became effective in September 2011. The CWA Consent Order addresses alleged noncompliance by WRC with its OPDES permit limits. The CWA Consent Order requires WRC to take corrective action steps, including undertaking studies to determine whether the Wynnewood refinery’s wastewater treatment plant capacity is sufficient. The Wynnewood refinery may need to install additional controls or make operational changes to satisfy the requirements of the CWA Consent Order. The cost of additional controls, if any, cannot be predicted at this time. However, based on our experience with wastewater treatment and controls, we do not believe that the costs of the potential corrective actions would be material.

Release Reporting

Our facilities periodically experience releases of hazardous substances and extremely hazardous substances. If we fail to properly report the release or if the release violates the law or our permits, it could cause us to become the subject of a government enforcement action or third-party claims. For example, the nitrogen fertilizer facility periodically experiences minor releases of hazardous and extremely hazardous substances from our equipment. It experienced more significant releases in August 2007 due to the failure of a high pressure pump and in August and September 2010 due to a heat exchanger leak and a UAN vessel rupture. Such releases are reported to the relevant federal, state and local agencies. Government enforcement or third-party claims relating to releases of hazardous or extremely hazardous substances could result in significant expenditures and liability.

The release of hazardous substances or extremely hazardous substances into the environment is subject to release reporting requirements under federal and state environmental laws. On February 24, 2010, we received a letter from the DOJ on behalf of the EPA seeking a $900,000 penalty under the Comprehensive Environmental Response, Compensation, and Liability Act and the Emergency Planning and Community Right to Know Act related to alleged late and incomplete reporting of air releases by CRRM that occurred between June 13, 2004 and April 10, 2008. We have entered into a tolling agreement relating to EPA’s allegations and are currently in settlement discussions with the EPA. We anticipate that CRRM will be required to pay a penalty in excess of $100,000 in connection with these allegations, but do not anticipate that the penalty will be material. The penalty will be included in the global settlement, described above in “Business—Environmental Matters—The Federal Clean Air Act.”

Fuel Regulations

Tier II, Low Sulfur Fuels.  In February 2000, the EPA promulgated the Tier II Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline that were required to be met by 2006. In addition, in January 2001, the EPA promulgated its on-road diesel regulations, which required a 97% reduction in the sulfur content of diesel sold for highway use by June 1, 2006, with full compliance by January 1, 2010. Our refineries are in compliance with the EPA’s low sulfur gasoline and diesel fuel standards. The EPA is expected to propose “Tier 3” sulfur standards in early 2012. If the EPA were to propose a standard at the level recently being discussed by the EPA, CRRM will need to make modifications to its equipment in order to meet the anticipated new standard. WRC would not appear to require additional capital to meet the anticipated new standard. We do not believe that costs associated with the EPA’s proposed Tier 3 rule would be material.

Mobile Source Air Toxic II Emissions.  In 2007, the EPA promulgated the Mobile Source Air Toxic II (“MSAT II”) rule that requires the reduction of benzene in gasoline by 2011. CRRM and WRC each are considered to be “small refiners” under the MSAT II rule and compliance with the rule is extended until 2015 for “small refiners.” The EPA has confirmed that the Acquisition of GWEC will not affect the companies’ “small refiner” status because the combination of two previously approved “small refiners” does not result in the loss of “small refiner” status. Capital expenditures to comply with the rule are expected to be approximately $10.0 million for CRRM and $20.5 million for WRC.

Renewable Fuel Standards.  In 2007, the EPA promulgated the Renewable Fuel Standard (“RFS”), which requires refiners to blend “renewable fuels” in with their transportation fuels or purchase renewable energy credits, known as renewable identification numbers (“RINs”) in lieu of blending. The EPA is required to determine and publish the applicable annual renewable fuel percentage standards for each compliance year by November 30 for the previous year. The percentage standards represent the ratio of renewable fuel volume to gasoline and diesel volume. Thus, in 2011, about 8% of all fuel used will be “renewable fuel.” In 2012, the EPA has proposed to raise the renewable fuel percentage standards to about 9%. Beginning on January 1, 2011, CRRM was required to blend renewable fuels into its gasoline and diesel fuel or purchase RINs, in lieu of blending. For the three and nine months ended September 30, 2011, CRRM incurred approximately $6.6 million and $15.1 million, respectively, of expense associated with purchasing RINs, which expense was included in cost of product sold in the Condensed Consolidated Statements of Operations. To achieve compliance with the renewable fuel standard for the remainder of 2011, CRRM is able to blend a small amount of ethanol into gasoline sold at its refinery loading rack, but otherwise will have to purchase RINs to comply with the rule. CRRM has requested additional time to comply in the form of “hardship relief” from the EPA based on the disproportionate economic impact of the rule on CRRM, but the EPA has not yet responded to CRRM’s request. WRC is a small refinery under the RFS and has received a two year extension of time to comply. Therefore, WRC will have to begin complying with the RFS in 2013 unless a further extension is requested and granted.

Greenhouse Gas Emissions

Various regulatory and legislative measures to address greenhouse gas emissions (including CO2, methane and nitrous oxides) are in different phases of implementation or discussion. In the aftermath of its 2009 “endangerment finding” that greenhouse gas emissions pose a threat to human health and welfare, the EPA has begun to regulate greenhouse gas emissions under the authority granted to it under the Clean Air Act. In October 2009, the EPA finalized a rule requiring certain large emitters of greenhouse gases to inventory and report their greenhouse gas emissions to the EPA. In accordance with the rule the refineries have begun monitoring greenhouse gas emissions and reported the emissions to the EPA beginning in 2011. In May 2010, the EPA finalized the “Greenhouse Gas Tailoring Rule,” which established new greenhouse gas emissions thresholds that determine when stationary sources, such as the refineries and the nitrogen fertilizer plant, must obtain permits under the PSD and Title V programs of the federal Clean Air Act. The significance of the permitting requirement is that, in cases where a new source is constructed or an existing source undergoes a major modification, the facility would need to evaluate and install best available control technology (“BACT”) for its greenhouse gas emissions. Beginning in July 2011, a major modification resulting in a significant increase in greenhouse gas emissions at our nitrogen fertilizer plant or refineries may require the installation of BACT controls. We do not believe that any currently anticipated projects at our facilities will result in a significant increase in greenhouse gas emissions triggering the need to install BACT controls. The EPA’s Greenhouse Gas Tailoring Rule and certain other greenhouse gas emission rules have been challenged and will likely be subject to extensive litigation. The EPA is expected to revise certain existing New Source Performance Standards (“NSPS”) applicable to refineries to include performance standards for greenhouse gas emissions. The revised regulations, under NSPS subpart J, are expected to be finalized by November 2012.

At the federal legislative level, Congressional passage of legislation adopting some form of federal mandatory greenhouse gas emission reduction, such as a nationwide cap-and-trade program, does not appear likely at this time, although it could be adopted at a future date. It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency.

In addition to potential federal legislation, a number of states have adopted regional greenhouse gas initiatives to reduce CO2 and other greenhouse gas emissions. In 2007, a group of Midwestern states, including Kansas (where the Coffeyville refinery and the nitrogen fertilizer facility are located), formed the Midwestern Greenhouse Gas Reduction Accord, which calls for the development of a cap-and-trade system to control greenhouse gas emissions and for the inventory of such emissions. However, the individual states that have signed on to the accord must adopt laws or regulations implementing the trading scheme before it becomes effective, and the timing and specific requirements of any such laws or regulations in Kansas are uncertain at this time.

The implementation of EPA, state or regional regulations or programs to reduce greenhouse gas emissions will result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any greenhouse gas emissions program. Increased costs associated with compliance with any current or future legislation or regulation of greenhouse gas emissions, if it occurs, may have a material adverse effect on our results of operations, financial condition and cash flows.

In addition, climate change legislation and regulations may result in increased costs not only for our business but also users of our refined and fertilizer products, thereby potentially decreasing demand for our products. Decreased demand for our products may have a material adverse effect on our results of operations, financial condition and cash flows.

RCRA

Our operations are subject to the RCRA requirements for the generation, transportation, treatment, storage and disposal of solid and hazardous wastes. When feasible, RCRA-regulated materials are recycled instead of being disposed of on-site or off-site. RCRA establishes standards for the management of solid and hazardous wastes. Besides governing current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal practices, the recycling of wastes and the regulation of underground storage tanks containing regulated substances.

Waste Management.

There are two closed hazardous waste units at CRRM and eight other waste units in the process of being closed pending state agency approval. In addition, one closed interim status hazardous waste landfarm located at the Phillipsburg terminal is under long-term post closure care.

WRC has a RCRA Part B permit, which regulates the operation of a hazardous waste storage tank and requires post-closure groundwater monitoring of a closed stormwater retention pond. The hazardous waste storage tank will require closure after use of the unit is no longer necessary to facility operations. Financial assurance is currently in place for closure of the hazardous waste storage tank and post-closure monitoring of the closed stormwater retention pond.

We have issued letters of credit of approximately $0.2 million in financial assurance for closure/post-closure care for hazardous waste management units at the now closed Phillipsburg terminal and the Coffeyville refinery. We will have approximately $0.3 million in financial assurance exposure for closure and post-closure care of the hazardous waste management units at the Wynnewood refinery.

Impacts of Past Manufacturing

The 2004 Coffeyville Consent Decree that CRRM signed with the EPA and KDHE required CRRM to assume two RCRA corrective action orders issued to Farmland. We are subject to a 1994 EPA administrative order related to investigation of possible past releases of hazardous materials to the environment at the Coffeyville refinery. In accordance with the order, we have documented existing soil and groundwater conditions, which require investigation or remediation projects. The now-closed Phillipsburg terminal is subject to a 1996 EPA administrative order related to investigation of releases of hazardous materials to the environment at the Phillipsburg terminal, which operated as a refinery until 1991. Remediation at both sites, if necessary, will be based on the results of the investigations. The Wynnewood refinery is required to conduct investigations and monitoring to address potential off-site migration of contaminants from the west side of the property. Other known areas of contamination have been partially addressed but corrective action has not been completed and portions of the refinery have not yet been investigated to determine whether corrective action is necessary.

The anticipated remediation costs through 2013 are estimated to be as follows (in millions):

				Total
			Total O&M	Estimated
	Site		Costs	Costs
	Investigation	Capital	Through	Through
Facility	Costs	Costs	2013	2013

Coffeyville Refinery	$0.2	$—	$0.8	$1.0
Phillipsburg Terminal	0.2	—	1.0	1.2
Wynnewood Refinery	0.1	—	0.3	0.4

Total Estimated Costs	$0.5	$—	$2.1	$2.6

These estimates are based on current information and could go up or down as additional information becomes available through our ongoing remediation and investigation activities. At this point, we have estimated that, over ten years starting in 2011, we will spend $2.9 million to remedy impacts from past manufacturing activity at the Coffeyville refinery and to address existing soil and groundwater contamination at the Phillipsburg terminal. We spent approximately $1.0 million in 2010 associated with related remediation at the Coffeyville refinery and Phillipsburg terminal. We have estimated that, over ten years starting in 2011, we will spend $1.5 million to remedy impacts from past manufacturing activity at the Wynnewood refinery and to address existing soil and groundwater contamination. It is possible that additional costs will be required during or after this ten year period.

Financial Assurance

We are required in the Coffeyville Consent Decree to establish financial assurance to secure the projected clean-up costs posed by the Coffeyville and the now-closed Phillipsburg facilities in the event we fail to fulfill our clean-up obligations. In accordance with the Coffeyville Consent Decree as modified by a 2010 agreement between CRRM, CRT, the EPA and the KDHE, this financial assurance is currently secured by a bond in the amount of $5.0 million for clean-up obligations at the Phillipsburg terminal and additional self-funded financial assurance of approximately $1.7 million and $2.1 million for clean-up obligations at the Coffeyville refinery and Phillipsburg terminal, respectively. Current RCRA financial assurance requirements for the Wynnewood refinery total $0.3 million for hazardous waste storage tank closure and post-closure monitoring of a closed stormwater retention pond.

Environmental Remediation

Under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), RCRA, and related state laws, certain persons may be liable for the release or threatened release of hazardous substances. These persons include the current owner or operator of property where a release or threatened release occurred, any persons who owned or operated the property when the release occurred, and any persons who disposed of, or arranged for the transportation or disposal of, hazardous substances at a contaminated property. Thus, in addition to our currently owned and operated facilities, we could be held liable for releases of hazardous substances at our former facilities and third-party sites to which we sent our waste. Liability under CERCLA is strict, retroactive and, under certain circumstances, joint and several, so that any responsible party may be held liable for the entire cost of investigating and remediating the release of hazardous substances. Similarly, the Oil Pollution Act of 1990 (“OPA”) subjects owners and operators of facilities to strict, joint and several liability for all containment and cleanup costs, natural resource damages, and potential governmental oversight costs arising from oil spills into the waters of the United States. On September 23, 2011, the DOJ, acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansas seeking

(i) recovery from CRRM of EPA’s alleged oversight costs of approximately $1.8 million in connection with the cleanup of the oil spill resulting from the June/July 2007 flood at our Coffeyville refinery, (ii) civil penalties under the Clean Water Act (as amended by the Oil Pollution Act), and (iii) civil penalties and injunctive relief with respect to certain RMP allegations, which are described above under “—The Federal Clean Air Act”; and unrelated claims under the Clean Air Act’s Risk Management program. We are currently in settlement negotiations with the EPA and anticipate that civil penalties associated with the proceeding will exceed $100,000; however, we do not anticipate that civil penalties or any other costs associated with the proceeding will be material. As is the case with all companies engaged in similar industries, depending on the underlying facts and circumstances we face potential exposure from future claims and lawsuits involving environmental matters, including soil and water contamination, personal injury or property damage allegedly caused by crude oil or hazardous substances that we manufactured, handled, used, stored, transported, spilled, disposed of or released. We cannot assure you that we will not become involved in future proceedings related to releases of hazardous or extremely hazardous substances or crude oil or that, if we were held responsible for damages in any existing or future proceedings, such costs would be covered by insurance or would not be material.

Safety, Health and Security Matters

We operate a comprehensive safety, health and security program, involving active participation of employees at all levels of the organization. We have developed comprehensive safety programs aimed at preventing recordable incidents. Despite our efforts to achieve excellence in our safety and health performance, there can be no assurances that there will not be accidents resulting in injuries or even fatalities. We routinely audit our programs and consider improvements in our management systems.

The Wynnewood refinery has been the subject of a number of OSHA inspections since 2006. As a result of these inspections, WRC has entered into four OSHA settlement agreements in 2008, pursuant to which it has agreed to undertake certain studies, conduct abatement activities, and revise and enhance certain OSHA compliance programs. The costs associated with these studies, abatement activities and program revisions are expected to be approximately $9.3 million over the next five years.

Process Safety Management.  We maintain a Process Safety Management (“PSM”) program. This program is designed to address all facets associated with OSHA requirements for developing and maintaining a PSM program. We will continue to audit our programs and consider improvements in our management systems and equipment.

Emergency Planning and Response.  We have an emergency response plan that describes the organization, responsibilities and plans for responding to emergencies in our facilities. We will continue to audit our programs and consider improvements in our management systems and equipment.

Security.  We have a security program to protect our facilities from unauthorized entry and exit from our facilities and potential acts of terrorism. Recent changes in the U.S. Department of Homeland Security rules and requirements may require enhancements and improvements to our current program.

Employees

At September 30, 2011, 494 employees were employed in our petroleum business, 126 were employed by the nitrogen fertilizer business and 90 employees were employed by the Company and CRLLC at our offices in Sugar Land, Texas and Kansas City, Kansas.

As of September 30, 2011, approximately 61% of our employees at the Coffeyville refinery were covered by a collective bargaining agreement. These employees are affiliated with six unions of the Metal Trades Department of the AFL-CIO (“Metal Trade Unions”) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC (“United Steelworkers”). The Metal Trade Unions collective bargaining agreement (which covers union members who work directly at the Coffeyville refinery) is effective through March 2013, and the collective bargaining agreement with United Steelworkers (which covers the balance of CVR Energy’s unionized employees, who work in the terminalling and related operations) is effective through March 2012, and automatically renews on an annual basis thereafter unless a written notice is received sixty days in advance of the relevant expiration date. We believe that our relationship with our employees is good.

The Wynnewood refinery employs approximately 275 people, about 65% of whom are represented by the International Union of Operating Engineers. The collective bargaining agreement with the International Union of Operating Engineers with respect to the Wynnewood refinery expires in June 2012. GWEC employs approximately 60 additional people in various other locations, the majority of whom will not remain with us following the Acquisition. GWEC believes that its relationship with its employees is good.

Properties

The following table contains certain information regarding our principal properties. Each of the properties listed below will be mortgaged in favor of holders of the notes.

Location	Acres	Own/Lease	Use

Coffeyville, KS	440	Own	Coffeyville Resources: oil refinery and office buildings Partnership: fertilizer plant
Phillipsburg, KS	200	Own	Terminal facility
Montgomery County, KS (Coffeyville Station)	20	Own	Crude oil storage
Montgomery County, KS (Broome Station)	20	Own	Crude oil storage
Bartlesville, OK	25	Own	Truck storage and office buildings
Winfield, KS	5	Own	Truck storage
Cowley County, KS (Hooser Station)	80	Own	Crude oil storage
Holdrege, NE	7	Own	Crude oil storage
Stockton, KS	6	Own	Crude oil storage

We also lease property for our executive office, which is located at 2277 Plaza Drive in Sugar Land, Texas. Additionally, other corporate office space is leased in Kansas City, Kansas.

As of December 31, 2010, we had storage capacity for 767,000 barrels of gasoline, 1,062,000 barrels of distillates, 928,000 barrels of intermediates and 3,920,000 barrels of crude oil. The crude oil storage consisted of 674,000 barrels of refinery storage capacity, 536,000 barrels of field storage capacity and 2,710,000 barrels of storage at Cushing, Oklahoma. We expect that our current owned and leased facilities will be sufficient for our needs over the next twelve months. Additionally, we own 183 acres of land in Cushing, Oklahoma upon which we are proceeding to build approximately an additional 1,000,000 barrels of crude oil storage capacity.

Wynnewood Refining Company (“WRC”), a subsidiary of GWEC, owns and operates an oil refinery and associated crude oil storage tanks located on approximately 400 acres in Wynnewood, Oklahoma. As part of such operation it leases certain improvements, equipment, infrastructure and fixtures located at the refinery and pursuant to that certain lease agreement dated as of September 9, 2009 between WRC and Magellan Pipeline Terminals, L.P., which may, but only if consent of lessor is obtained, be mortgaged in favor of the holders of the notes. Prior to the acquisition, GWEC’s headquarters was located in Denver, Colorado in a building leased by GWEC’s parent company. Following the closing of the acquisition of GWEC by CVR Energy, back office operations will be transitioned to CVR Energy’s existing offices.

Legal Proceedings

We are, and will continue to be, subject to litigation from time to time in the ordinary course of our business, including matters such as those described above under “—Environmental Matters.” We also incorporate by reference into this section the information regarding the two lawsuits in Note 14, “Commitments and Contingent Liabilities” to the Company’s Consolidated Financial Statements as set forth below. Included in this note is a description of the Samson litigation and the TransCanada litigation, as well as other legal proceedings. In accordance with U.S. GAAP, we record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations or claims asserted against us, we do not believe that any currently pending legal proceeding or proceedings to which we are a party will have a material adverse effect on our business, financial condition or results of operations.

GWEC is, and will continue to be, subject to litigation from time to time in the ordinary course of business, including matters such as those described under “—Environmental Matters.” Although one cannot predict with certainty the ultimate resolution of lawsuits, investigations or claims asserted against us, it is not believed that any currently pending legal proceeding or proceedings to which GWEC is a party will have a material adverse effect on GWEC’s financial condition, liquidity or results of operations.